ARTICLES OF INCORPORATION

Interaxx Digital Tools, Inc.

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit), these articles of incorporation set forth the following:

Article I: The name of the corporation shall be
Interaxx Digital Tools, Inc.

Article II:  The principal place of business and mailing address of the corporation shall be:
6711 S.W. 5 Terrace, Miami, FL 33144

Article III:  The specific purpose for which this corporation is organized is any lawful purpose and to operate as an ongoing venture for profit.

Article IV: The number of shares of stock that this corporation is authorized to have is:
20,000,000 Common Shares and 10,000,000 Preferred Shares (Various)

Article V:  The name and Florida street address of the initial Registered Agent is (and by his signature below he accepts the designation as Registered Agent):
Daniel L. Martinez, 6711 S.W. 5th Terrace, Miami, FL 33144

Article VI:  The name and address of the Incorporator is:
Daniel L. Martinez, 6711 S.W. 5th Terrace, Miami, FL 33144

Article VII:  The initial members of the Board of Directors of the corporation are:
Daniel L. Martinez and Mark Alan Wood
Address in care of: 6711 S.W. 5th Terrace, Miami, FL 33144

Signatures; Dated the 27th day of December 2002:

Registered Agent:
Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

By:	/s/ Daniel L. Martinez

Daniel L. Martinez 6711 S.W. 5th Terrace Miami, FL 33144

Incorporator:

By:	/s/ Daniel L. Martinez

Daniel L. Martinez 6711 S.W. 5th Terrace Miami, FL 33144